Exhibit 5.1

27 September 2012	Our Ref: JG/B07564

Amira Nature Foods Ltd

171 Main Street
Road Town
Tortola VG1110
British Virgin Islands

Dear Sirs

Amira Nature Foods Ltd

We have acted as British Virgin Islands legal advisers to Amira Nature Foods Ltd (the “Company”) in connection with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission pursuant to Rule 462(b) under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of ordinary shares of par value US$0.001 each (the “Ordinary Shares”).  We are furnishing this opinion as exhibit 5.1 to the Registration Statement.

For the purposes of giving this opinion, we have examined the originals, copies or translations of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are British Virgin Islands lawyers and express no opinion as to any laws other than the laws of the British Virgin Islands in force and as interpreted at the date of this opinion.  We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we consider relevant, and subject to the qualification set out in Schedule 3, and under the laws of the British Virgin Islands, we give the following opinions in relation to the matters set out below.

1.                                      The Company is a company duly incorporated under the BVI Business Companies Act, 2004 and validly exists as a BVI business company limited by shares in the British Virgin Islands. The Company is in good standing under the laws of the British Virgin Islands.

2.                                      The Company is currently authorised to issue an unlimited number of the Ordinary Shares and an unlimited number of Preferred Shares in Classes A to E, in each case with a par value of US$0.001.

3.                                      The Ordinary Shares to be issued pursuant to the Registration Statement have been duly authorised for issue. When allotted and issued in accordance with the Company’s memorandum and articles of association as contemplated in the Registration Statement, assuming the subscription monies in respect of such Ordinary Shares have been paid in full to the Company in payment for the subscription price for such Ordinary Shares, the Ordinary Shares will be validly issued, allotted, fully paid, and non-assessable (meaning that there will be no further obligation on the holder of any of the Ordinary Shares to make any further payment to the Company or its creditors in respect of an assessment or call on such Ordinary Shares).  A holder of Ordinary Shares will have no liability, as a holder, for the liabilities of the Company.  The Ordinary Shares will be deemed to be issued when the name of the registered holder is entered in the Company’s Register of Members.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references made to our firm in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933 or the rules and regulations promulgated thereunder.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein.

This opinion shall be construed in accordance with the laws of the British Virgin Islands.

Yours faithfully

/s/ Walkers
WALKERS

SCHEDULE 1

LIST OF DOCUMENTS EXAMINED

1.                                      The Certificate of Incorporation dated 20 February, 2012, the Certificate of Change of Name dated 17 May, 2012 and the Amended and Restated Memorandum and Articles of Association dated 26 September 2012, the Register of Members and Register of Directors of the Company, copies of which have been provided to us by the Registered Agent of the Company (together the “Company Records”).

2.                                      A Certificate of Good Standing dated 24 September 2012 in respect of the Company issued by the Registrar of Corporate Affairs in the British Virgin Islands (the “Certificate of Good Standing”).

3.                                      A certificate issued by the Registered Agent of the Company in the British Virgin Islands dated 26 September 2012.

4.                                      A copy of executed written resolutions of the Board of Directors of the Company dated 18 June 2012 and 22 August 2012, and a copy of executed written resolutions of the shareholders of the Company dated 26 September 2012 (the “Resolutions”).

5.                                      The Registration Statement.

SCHEDULE 2

ASSUMPTIONS

1.                                      The originals of all documents examined in connection with this opinion are authentic.  All documents purporting to be sealed have been so sealed, and the signatures on all documents bearing signatures are genuine.  All copies are complete and conform to their originals.

2.                                      The Company Records are complete and accurate and constitute a complete and accurate record of the business transacted and resolutions adopted by the Company and all matters required by law and the Memorandum and Articles of Association of the Company to be recorded therein are so recorded.

3.                                      The Resolutions remain in full force and effect and have not been revoked or varied.

SCHEDULE 3

QUALIFICATION

1.                                      Our opinion as to good standing is based solely upon receipt of the Certificate of Good Standing.  The term “good standing” as used herein means that the Company is not currently in breach of its obligations to pay the annual filing fees due for the current calendar year, and having regard to any grace periods permitted under the BVI Business Companies Act, 2004. To maintain the Company in good standing under the laws of the British Virgin Islands, annual filing fees must be paid to the Registrar of Corporate Affairs.